Exhibit 99.1

Contact:

Emily Riley –	phone: 215 231.1035
email: emily.riley@radian.biz

Radian Adopts Tax Benefit Preservation Plan

Designed to Preserve Use of Net Operating Losses

PHILADELPHIA, October 8, 2009 — Radian Group Inc. (NYSE: RDN) today announced that its Board of Directors has adopted a Tax Benefit Preservation Plan designed to protect stockholder value by preserving important tax assets. The Tax Benefit Plan was adopted to reduce the likelihood that Radian’s use of its net operating losses, loss carryforwards and other tax assets (NOLs) would be substantially limited under Section 382 of the Internal Revenue Code.

NOLs can generally be used to offset future taxable income and therefore reduce federal income tax obligations. However, Radian’s ability to use its NOLs may be substantially limited if there occurs an “ownership change” of Radian as defined under Section 382. In general, an ownership change will occur if Radian’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Radian by more than 50 percentage points over a rolling three-year period.

“A tax benefit preservation plan protects the interests of our stockholders by preserving valuable corporate assets,” said Chief Executive Officer S. A. Ibrahim. “This plan is designed to protect the significant tax benefits of our net operating loss carryforwards and built-in losses.”

As part of the Tax Benefit Plan, Radian’s Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding share of its common stock. The dividend will be payable to holders of record as of the close of business on October 19, 2009. Any shares of Radian’s common stock issued after the record date will be issued together with the Rights.

The Rights are not currently exercisable and initially will trade only with the common stock. However, if any person or group acquires 4.90 percent or more of the outstanding shares of Radian’s common stock (subject to certain exceptions), there will be a triggering event under the Tax Benefit Plan, which would cause the Rights to become exercisable and would be expected to result in significant dilution in the ownership interest of such a person or group.

At its discretion, the Board may exempt certain persons and certain transactions under the Tax Benefit Plan if the Board determines that this would not jeopardize Radian’s NOLs or is otherwise in the best interests of the Company. The Tax Benefit Plan may be terminated by the Board at any time before the Rights are triggered.

The Tax Benefit Plan is similar to plans recently adopted by many other public companies with significant NOLs and was not adopted in response to any effort to acquire control of Radian.

The Rights will expire upon the earliest of:

•	October 9, 2019;

•	The time at which the Rights are redeemed or exchanged under the Plan;

•	The final adjournment of Radian’s 2010 annual meeting of stockholders if stockholder approval of the plan has not been received before that time;

•	The repeal of Section 382 or any successor statute, if Radian’s Board of Directors determines that the Tax Benefit Plan is no longer necessary for the preservation of its NOLs; or

•	The beginning of a taxable year of Radian to which the Board determines that no NOLs may be carried forward.

The issuance of the Rights will not affect Radian’s reported earnings per share and is not taxable to Radian or its stockholders.

Additional information regarding the Tax Benefit Plan will be contained in a Form 8–K and in a Registration Statement on Form 8–A that Radian is filing with the Securities and Exchange Commission. In addition, Radian stockholders of record as of the close of business on October 19, 2009, will be mailed a detailed summary of the Tax Benefit Plan.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk management products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Forward-Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding the risks and uncertainties that we face, you should review the risks described under Item 1A, “Risk Factors” under our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and subsequent reports filed with the Securities and Exchange Commission.

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